Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA Announces Receipt of NASDAQ Notice per NASDAQ Rule 5810(b)

Broomfield, CO, March 17, 2010 – ARCA biopharma, Inc. (NASDAQ: ABIO), a biopharmaceutical company developing genetically targeted therapies for heart failure and other cardiovascular disease, today announced, as required by NASDAQ Marketplace Rule 5810(b), that on March 12, 2010, it received a notice from the NASDAQ Stock Market indicating that the Company’s stockholders’ equity as of December 31, 2009, did not meet the minimum requirement of $10,000,000 for continued listing as set forth in Continued Listing Standards for Primary Equity Securities Rule 5450(b). This notification does not affect the listing of the Company’s common stock at this time.

Under NASDAQ Rules, the Company has 45 calendar days to submit a plan that defines how the Company will regain compliance. The Company plans to respond by submitting an appropriate plan to NASDAQ within the 45 day deadline. If the plan is accepted by NASDAQ, the Company will receive an extension of up to 180 calendar days from March 12, 2010, September 8, 2010, to establish evidence of compliance. If the plan is not accepted, the Company will receive written notice from NASDAQ that the Company’s securities will be delisted. Upon receipt of that notice, the Company may appeal the NASDAQ staff’s determination to delist the Company’s securities to a Listing Qualifications Panel.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically targeted therapies for heart failure and other cardiovascular disease. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to ARCA’s intentions to comply with NASDAQ rules the impact of genetic biomarkers on patient response to Gencaro and the use of such biomarkers to predict therapeutic response. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the Company’s ability to complete a strategic transaction to support the continued development Gencaro, and/or obtain additional financing; the Company’s ability to identify, develop and achieve commercial success for products and technologies; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2009 and any subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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